EX-99.77C VOTES

Madison Strategic Sector Premium Fund
(the Registrant)
Registration No. 811-21713
Form NSAR-B/A
Period Ended December 31, 2014

Sub-Item 77C: Matters submitted to a vote of security holders.

The Annual Meeting of Shareholders of the Madison Strategic Sector Premium Fund (the Trust) was held on July 31, 2014 at the offices of Madison Asset Management, LLC (the Adviser).

Holders of a majority of the outstanding shares of the Fund were present, and, therefore, a quorum for was present. The tabulation of the shareholder votes rendered the following results:


For
Against
Withhold/Abstain
Proposal
1.
Election of Trustee Frank E. Burgess
4,490,516.344
442,974.000
0

Proposal 2.



Election of Trustee Steven P. Riege

4,486,272.344
447,218.000
0

Proposal 1 and Proposal 2 were approved by the shareholders.